UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 24, 2012

Date of Report (Date of earliest event reported)

ResMed Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15317	98-0152841
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9001 Spectrum Center Blvd. San Diego, CA 92123
(Address of principal executive offices)(Zip Code)

(858) 836-5000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 24, 2012, our board of directors approved and adopted our Fifth Amended and Restated Bylaws. These changes took effect immediately upon approval by our board of directors.

Article I, section 10 was amended to indicate that stockholder proposals for an action to be taken by written consent of stockholders may be made only at the signed written request of a stockholder or group of stockholders holding at least 15% of the voting power of our capital stock. Section 10 was amended further to add notice, timing and process requirements, as well as certain limitations regarding the right to propose an action to be taken by written consent of stockholders.

Article I, section 13 was amended to indicate that a special meeting of stockholders may be called only at the signed written request of a stockholder or group of stockholders holding at least 50% of the voting power of our capital stock. Section 13 was amended further to impose certain limitations on the stockholders’ ability to call special meetings and identify certain information that must be included in a written notice delivered to our Secretary in order to for a stockholder to bring business at an annual or special meeting.

Article VI was amended to clarify our obligations with regard to indemnifying and advancing expenses to our directors, officers and other qualifying indemnified persons. Specifically, the Bylaws now expressly: (i) permit us to purchase insurance on behalf of our directors, officers and other qualifying indemnified persons; (ii) require that we advance expenses to our officers or directors to defend any proceeding, and permit the advancement of such expenses to other qualifying indemnified persons; and (iii) provide that the rights to indemnification and advancement of expenses under Article VI continue even after a director or officer ceases to hold such status.

The foregoing description is qualified by reference to the full text of our Fifth Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

3.1 Fifth Amended and Restated Bylaws of ResMed Inc.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

RESMED INC.

Date: August 27, 2012	By:	/s/ David Pendarvis
Name: David Pendarvis
Its: Chief administrative officer, global general counsel and secretary

INDEX TO EXHIBITS

Exhibit	Document

3.1	Fifth Amended and Restated Bylaws of ResMed Inc.